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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


  Date of report (Date of earliest event reported) September 30, 2005
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                                BRIGHTPOINT, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

                                     Indiana
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                 (State or Other Jurisdiction of Incorporation)

        0-23494                                          35-1778566
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   (Commission File Number)                    (IRS Employer Identification No.)


501 Airtech Parkway, Plainfield, Indiana                  46168
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(Address of Principal Executive Offices)                (Zip Code)

                                 (317) 707-2355
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    [ ] Written communications pursuant to Rule 425 under the Securities Act
        (17 CFR 230.425)

    [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
        (17 CFR 240.14a-12)

    [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 30, 2005, Brightpoint Holdings B.V. ("BV2") a wholly-owned subsidiary of Brightpoint, Inc. (the "Company") entered into an agreement (the "Agreement") to sell all of the securities of its subsidiary Brightpoint France SARL ("BPF"), to an entity to be formed by Initiative ET Finance Investissement ("I&F"), and the Managing Director of BPF and to transfer to I&F the shareholder loan originally extended by BV2 to BPF. The Agreement, if consummated, would result in the sale by the Company of its operations in France.

The Agreement is subject to various conditions including, but not limited to, approval of the transaction by I&F's investment committee. In addition, I&F has the right to terminate the agreement without liability within a specified period because the EBITDA for BPF at September 30, 2005 is less than the specified levels set forth in the Agreement.

If the Agreement is consummated, at closing I&F would pay BV2 (a) 1000 euros for the shares of BPF and (b) a shareholder loan transfer price of (i) 2,800,000 euros (payable by up to 2,150,000 euros at closing and 650,000 euros on or before March 31, 2006), and (ii) an earn-out supplementary purchase price capped at 2,750,000 euros, payable if BPF meets certain EBITDA targets during the fiscal years 2006, 2007 and 2008 in accordance with the terms of the Agreement. It is generally anticipated that the closing would occur on or before December 9, 2005.

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On October 28, 2005, the Company issued a press release announcing its anticipated financial results for the quarter ended September 30, 2005. The Company also confirmed that it will announce its financial results for the quarter ended September 30, 2005 on Tuesday November 8, 2005, at approximately 4:00 p.m. EST time and that it will hold a telephone conference at approximately 5:00 p.m. EST on that date.

A copy of the press release is annexed as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed incorporated by reference into any registration statement heretofore or hereafter filed under the Securities Act of 1933, as amended, nor shall it be treated as "filed" for purposes of the Securities Exchange Act of 1934, as amended.

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

The information required by this item is incorporated by reference to Item 2.06 below.

ITEM 2.06 MATERIAL IMPAIRMENTS

Effective on October 6, 2005, the Company's Board of Directors approved the Agreement described in Item 1.01 above. Based on the value implied by the transaction contemplated by the Agreement, on October 25, 2005, the Company concluded that the fair value of goodwill and other intangibles related to its operations in France has been impaired. Accordingly, the Company decided to record, in the



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third quarter of 2005, a $13.8 million non-cash impairment charge to the value of goodwill and other intangibles related to its operations in France. In connection with the disposition of its operations in France, the Company expects to record additional charges in the third quarter of 2005 related to its operations in France of between $1 million to $3 million. These additional charges, which are predominantly non-cash, are expected to include: a $1.5 million non-cash write down of certain deferred tax assets, $800 thousand of operating losses for the three months ended September 30, 2005, and a gain or loss on disposition of between a $1.6 million loss to a $700 thousand gain. The Company will record these anticipated charges related to France within discontinued operations for financial reporting purposes.

As set forth in Item 1.01 above, the sale of the Company's operations in France to I&F is subject to various conditions and I&F's right to terminate. The Company cannot make any assurances that the sale to I&F will occur. If the transaction proceeds, it is currently anticipated that it will close on or before December 9, 2005.



ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

         99.1     Press Release of Brightpoint, Inc. dated October 28, 2005.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         BRIGHTPOINT, Inc.
                                         (Registrant)

                                         By: /s/ Steven E. Fivel
                                            ------------------------------------
                                             Steven E. Fivel
                                             Executive Vice President and
                                             General Counsel

Date:  October 28, 2005